                                                                Exhibit 10.13

                 [LETTERHEAD OF APPLIED IMAGING APPEARS HERE]

                               January 12, 1996

Michael W. Burgett, Ph.D.
10 Wedgewood Drive
Annandale, New Jersey 08801

Dear Michael:

Applied Imaging is pleased to offer you the position of President, Genetic Diagnostic business, reporting to me.

Your annual salary will be $155,000. In addition, subject to Board approval, you will be awarded 70,000 shares of common stock under the Company's Incentive Stock Option Plan. The current common stock share price is $1.80. Stock options vest annually over a four-year period.

In addition to your salary, you will be eligible to receive a bonus of up to 20% of your salary, based on your achievement of mutually agreed upon objectives. The Company will also reimburse you up to $30,000 for actual relocation expenses.

This offer is valid until Friday, January 19, 1996. Kindly sign below to signify acceptance of this offer.

Michael, this is an exciting and challenging opportunity in which you can make a significant contribution. We all look forward to welcoming you aboard.

Regards,

/s/ Abe Coriat

Abe Coriat
Chairman & CEO

                                     Offer accepted on ___________, 1996

                                     Start date will be __________, 1996


                                                -------------------------
                                                Michael W. Burgett, Ph.D.

                           [LOGO OF APPLIED IMAGING]

                                                           January 20, 1996

Michael W. Burgett, Ph.D.
10 Wedgewood Drive
Annandale, New Jersey  08801



Dear Michael:

On behalf of all the board and executive staff of Applied Imaging Corporation, I am pleased to welcome you to the company as President of the Diagnostics Division.

Applied Imaging directors and senior staff have all enjoyed getting to know you, and we are unanimous in our enthusiastic support of your candidacy. We all look forward very much to welcoming you to Applied Imaging - and back home to California. We are convinced that you are very well qualified to lead the Diagnostics Division to major growth and success, and to make a crucial contribution to the success of Applied Imaging as a public company. We also believe that this represents an excellent opportunity for you to attain your personal career and financial goals.

This letter incorporates by reference my original letter to you, dated January 12, 1996, as well as the letter you received from our Chief Financial Officer, Neil Woodruff, dated January 15, 1996. In addition to the salary, bonus, equity participation and benefits detailed in those two letters, I am pleased to confirm the following additional terms:

1. Should applied Imaging be sold within the first eighteen months of your employment, one-half (or 35,000 shares) of your option award of 70,000 shares will become immediately vested. Should Applied Imaging be sold after that eighteen-month period, but prior to the end of your fourth year of employment, all of the then-unvested portion of your initial option award of 70,000 shares will become immediately vested.

2. To assist in your permanent relocation, including the sales of your New Jersey residence and purchase of a new home in California, Applied Imaging will reimburse your documented expenses up to maximum of $70,000 - of which up to $30,000 may be applied to reimburse costs related to selling your current home.

3. It is mutually understood and agreed that, should your employment be terminated by Applied Imaging, other than for "cause," you shall be entitled to receive a severance payment equal to six times your monthly base salary then in effect.

Michael, we look forward to your joining Applied Imaging full-time during the course of February. To confirm your acceptance of this offer, please sign and return to me by fax one copy of this letter.

May I say again how much we all welcome you to Applied Imaging - and we look forward to seeing you and your wife when you travel to Santa Clara within the next two weeks.


                                       Sincerely,


                                       Abe I. Coriat
                                       Chairman and Chief Executive Officer
                                       Applied Imaging Corp.

AGREED AND ACCEPTED


/s/ Michael W. Burgett
- -----------------------------
Michael W. Burgett, Ph.D.


1/20/96
- -----------------------------
Date


ANTICIPATED ON-BOARD DATE: 2/19/96
                          -------------------